EX99.23(a)(4)


ARTICLES SUPPLEMENTARY TO
ARTICLES OF INCORPORATION OF
BABSON VALUE FUND, INC.

	The BABSON VALUE FUND, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, in accordance with the requirements of Section 2-208 and 2-208.1 of the Maryland General
Corporation Law that:

	FIRST:	The Corporation is registered as an open-end management
investment company under the Investment Company Act of 1940.

	SECOND:	The total number of shares which the Corporation
currently has authority to issue is Twenty Million (20,000,000) shares of stock, with a par value of one dollar ($1.00) per share, known as Common Stock and such Common Stock having an aggregate par value of Twenty Million Dollars ($20,000,000), is classified and allocated into one class as follows:

		Number of Shares of Common Stock
        Name of Class           Initially Classified and Allocated

        Value Portfolio         10,000,000

                                Number of Additional Shares of
                                Common Stock Classified and
        Name of Class           Allocated on February 9, 1996

        Value Portfolio         10,000,000

	THIRD:	The Board of Directors of the Corporation, on October 24,
1996, adopted resolutions increasing the authorized capital of the Corporation by Thirty Million (30,000,000) shares of Common Stock with a par value of one dollar ($1.00) per share, to Fifty Million (50,000,000) shares and allocating and classifying the additional shares as follows:

                                Number of Additional
                                Shares of Common Stock
        Name of Class           Classified and Allocated

        Value Portfolio         30,000,000

	FOURTH:	The shares of the Value Portfolio series so classified
and allocated shall have all the rights and privileges as set forth in the Corporation's Articles of Incorporation, including such priority in the assets and liabilities of such series as may be provided in such Articles.

	FIFTH:	The shares of the Value Portfolio series have been
classified by the Board of Directors pursuant to authority contained in the Articles of Incorporation of the Corporation.

	SIXTH:	After giving effect to the increase and to the allocation,
the aggregate par value of all Common Stock of the Corporation is Fifty Million Dollars ($50,000,000) and the total amount of Common Stock, with a par value of one dollar ($1.00) per share, allocated to each class is as follows:
                                Total Number of
        Name of Class           Shares Allocated

        Value Portfolio 5       0,000,000

	SEVENTH:	The total number of shares of capital stock that the
Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

	IN WITNESS WHEREOF, BABSON VALUE FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on October 24, 1996.


							BABSON VALUE FUND, INC.



	By: /s/Larry D. Armel
            Larry D. Armel
            President

Attest:



/s/Martin A Cramer
Martin A. Cramer
Secretary


	THE UNDERSIGNED, President of BABSON VALUE FUND, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Articles of Incorporation, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



	/s/Larry D. Armel
	Larry D. Armel
	President